[PROVIDENT LETTERHEAD]

Provident Bankshares Corporation To Call Trust Preferred Securities

Baltimore, February 28, 2005. Provident Bankshares Corporation ("Provident,"
NASDAQ: PBKS) announced today that it will redeem in full Provident Trust II Trust Preferred Securities (NASDAQ: PBKSP), at par on March 31, 2005. There are $30.0 million in aggregate principal amount of Capital Securities outstanding, at an interest rate of 10.0%. The Capital Securities have a final stated maturity of March 31, 2030, but are callable at par beginning on March 31, 2005. Deutsche Bank Trust Company Americas, formerly Bankers Trust Company ("Deutsche Bank"), the trustee for Provident Trust II, will notify Capital Security holders of the redemption. Capital Security holders will also receive interest payments due March 31, 2005.

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.6 billion in assets, Provident serves individuals and businesses in the key urban areas of Baltimore, Washington and Richmond through a network of 149 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.